UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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99¢ Only Stores
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99¢ ONLY STORES
_____________________________________________________

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
_____________________________________________________

TIME AND DATE	9:00 a.m. Pacific Time on Tuesday, September 23, 2008

PLACE	City of Commerce Community Center Rosewood Park Meeting Room 5600 Harbor Street City of Commerce, California 90040

ITEMS OF BUSINESS	(1)	To elect a Board of nine directors, each to hold office until the next annual meeting of shareholders and until his or her successor is elected.
	(2)	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 28, 2009.
	(3)	To consider and act upon a shareholder proposal, if properly presented at this meeting.
	(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote at the meeting and at any adjournment or postponement of the meeting if at the close of business on July 25, 2008 you were a shareholder of record of 99¢ Only Stores.

PROXY VOTING
All shareholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete and return the enclosed proxy as promptly as possible. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each card should be completed and returned.

ANNUAL REPORT	Copies of our Annual Report on Form 10-K for the fiscal year ended March 29, 2008, including our audited financial statements, are being mailed to shareholders concurrently with this Proxy Statement.

INTERNET AVAILABILITY OF MATERIALS
This Notice of 2008 Annual Meeting of Shareholders and the accompanying Proxy Statement, a sample proxy card and our Annual Report on Form 10-K for the fiscal year ended March 29, 2008 may be viewed, printed and downloaded from the Internet at www.99only.com/investors/annualreport.htm.

By order of the Board of Directors

/s/ Eric Schiffer
July 28, 2008	Eric Schiffer
Chief Executive Officer

99¢ ONLY STORES

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS ON
September 23, 2008

We are furnishing this proxy statement in connection with the solicitation by the Board of Directors of 99¢ Only Stores (“the Company”), a California corporation, of proxies to be voted at our 2008 annual meeting of shareholders or at any adjournment or postponement thereof.

You are invited to attend our annual meeting of shareholders on Monday, September 23, 2008, beginning at 10:00 a.m. Pacific Time. The meeting will be held at the City of Commerce Community Center, Rosewood Park Meeting Room, 5600 Harbor Street, City of Commerce, California 90040.

The principal executive offices the Company are located at 4000 Union Pacific Avenue, City of Commerce, California 90023.  We anticipate that this proxy statement and the accompanying proxy will be mailed to our shareholders on or about August 15, 2008.

Shareholders Entitled to Vote.  We have set the close of business on July 25, 2008 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.  At the record date, 70,060,491 shares of our common stock, no par value, were outstanding.  Our common stock is the only outstanding class of securities entitled to vote at the annual meeting.  At the record date, we had approximately 12,336 shareholders, which includes 396 shareholders of record.

Proxies.  Your vote is important. If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or financial institution, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Your submission of the enclosed proxy will not limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in a street name, however, you must direct the holder of record as to how to vote your shares, or you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting. If you are a record holder, you may revoke your proxy at any time before the meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting your shares in person.  If no instruction is specified on the enclosed proxy with respect to a matter to be acted upon, the shares represented by the proxy will be voted (i) for the election as directors of the nominees for director set forth herein, (ii) for the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 28, 2009, (iii) against the shareholder proposal set forth herein, if properly presented, and (iv) if any other business is properly presented at the annual meeting, in accordance with the best judgment of the proxy holders.

Voting.  You are entitled to cast one vote for each share held of record on the record date on all matters to be considered at the annual meeting.

Quorum.  Under California law, where we are incorporated, shareholders may take action at our annual meeting by voting their shares of common stock as described above, provided a quorum is present.  At least a majority of the outstanding shares of our common stock entitled to vote must be present or represented at our annual meeting to establish a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of establishing a quorum.  Broker non-votes occur when a broker, financial institution or other holder of record does not receive instructions from a beneficial owner and does not have discretionary authority to vote on a particular item.  Per current New York Stock Exchange rules, brokers have discretionary authority to vote on the election of directors and on the ratification of the appointment of our independent registered public accounting firm.  Brokers do not, however, have discretionary authority to vote on the shareholder proposal in this Proxy Statement.  Accordingly, broker non-votes will not be considered entitled to vote for this proposal and will have no effect on the outcome.

Election of Directors. Per our Bylaws, each director nominee in an uncontested election must receive the affirmative vote of a majority of the shares of our common stock represented and voting to be elected to the Board of Directors.  This election is an uncontested election.  You may vote “for” all director nominees or you may vote “against” or “abstain” with respect to one or more director nominees.  Shares of our common stock that are not present or represented at our annual meeting will not affect the outcome of the election of directors.  Abstentions will have the same effect as “against” votes.  If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy.  We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

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If an incumbent director fails to win re-election to the Board in this election, then, unless the incumbent director has earlier resigned, his or her term will end on the date that is the earlier of ninety (90) days after the date on which the voting results are determined under California law or the date on which the Board selects a person to fill his or her office.

Other Proposals in this Proxy Statement.  The affirmative vote of a majority of the shares of our common stock represented and voting at the annual meeting is required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 28, 2009 and to approve the shareholder proposal in this Proxy Statement, if properly presented at the annual meeting.  You may vote “for,” “against,” or “abstain” with respect to each of these proposals.  Abstentions will have the same effect as an “against” vote.

Change in Fiscal Year.  On February 1, 2008, the Company changed its fiscal year end from March 31 to the Saturday nearest March 31 of each year. The Company will now follow a fiscal calendar consisting of four quarters with 91 days, each ending on the Saturday closest to the calendar quarter-end and a 52-week fiscal year with 364 days, with a 53-week year every five to six years. The Company’s 2008 fiscal year began on April 1, 2007 and ended March 29, 2008.  Information in this Proxy Statement presented for our fiscal year ended March 29, 2008 is referred herein as “fiscal 2008”.

Internet Availability of Proxy Statement and 2008 Annual Report.  The accompanying Notice of 2008 Annual Meeting of Shareholders, this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended March 29, 2008 and a sample proxy card may be viewed, printed or downloaded from www.99only.com/investors/annualreport.htm.

ITEM 1: ELECTION OF DIRECTORS

Item 1 is the election of nine members of the Board of Directors.  In accordance with our bylaws, our directors are elected at each annual meeting and hold office until the next annual meeting and until their successors are elected and qualified.  Our bylaws provide that the Board of Directors shall consist of no less than seven and no more than eleven directors as determined from time to time by the Board of Directors. The Board of Directors currently consists of nine directors.

 Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  If any nominee is unable or unwilling to serve as a director at the time of the annual meeting or any adjournment thereof, the proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy.  We have no reason to believe that any nominees will be unable or unwilling to serve if elected as a director.

The Board of Directors proposes the election of the following nominees as directors:

Jennifer Holden Dunbar	Jeff Gold
Eric Flamholtz	Marvin Holen
Lawrence Glascott	Eric Schiffer
David Gold	Peter Woo
Howard Gold

If elected, each of the nominees is expected to serve until the 2009 annual meeting of shareholders and thereafter until his or her successor is duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE ABOVE LISTED NOMINEES.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO Seidman, LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending March 28, 2009. During fiscal 2008, BDO Seidman, LLP served as our independent registered public accounting firm and also provided certain other audit-related services. See “Independent Auditor Fees and Services” below. Representatives of BDO Seidman, LLP are expected to attend the annual meeting, be available to respond to appropriate questions and, if they desire, make a statement.

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Although not required by our Articles of Incorporation or Bylaws, we are seeking shareholder ratification of BDO Seidman, LLP as our independent registered public accounting firm.  We are doing so because we believe it is a matter of good corporate governance. If BDO Seidman, LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain BDO Seidman, LLP, but still may retain them.  Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ABOVE PROPOSAL

ITEM 3: SHAREHOLDER PROPOSAL – SUBJECT ANY FUTURE POISON PILL TO A SHAREHOLDER VOTE

John Chevedden has notified us that he intends to present a proposal at the annual meeting.  The proposal is set forth below, along with a recommendation of the Board that you vote AGAINST the proposal.  We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.  Mr. Chevedden’s address and share ownership will be provided to shareholders promptly upon a written request to the Corporate Secretary at the Company’s address included in this Proxy Statement, or by calling the Corporate Secretary at (323) 980-8145.

Stockholder Proposal

RESOLVED, Shareholders request that our Board adopt a bylaw or charter amendment that any future or current poison pill be subject to a shareholder vote as a separate ballot item, to be held as soon as possible.  A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter - rather than a fleeting short-lived policy.

Supporting Statement

The Corporate Library, http://www.thecorporatelibrary.com/, an independent investment research firm said:  We support the adoption of policies requiring shareholder approval of poison pills, either before adoption or within a short time thereafter - six months is sufficient time, we think, for a board to explore alternatives in the event of a hostile bid, but not so long that shareholders are completely disempowered.

This proposal topic appears to have received more than 70%-support from non-family shares at our 2007 annual meeting.

John Chevedden, Redondo Beach, Calif., who sponsored a number of proposals on this topic, said the advantage for adopting this proposal should be evaluated in the context of our company’s overall corporate governance.  For instance in 2008 the following structure and performance issues were identified (and certain concerns are noted):

•	The Corporate Library rated our company:
“High Concern” regarding our Board’s structure.
“High Concern” regarding our accounting.
•	At our May 2007 annual meeting our CEO said he talked to 10 director candidates. Thus it appears that our CEO had the greatest influence in selecting directors.
•	Three directors were age 72-76 - Retirement concern.
•	Three directors had 17-years tenure plus one director had 43-years tenure - Independence concern.
•	SOX 404 violation: Due to material weaknesses, our management concluded that our Company’s internal control over financial reporting was not effective.
•	We did not have an Independent Chairman or even a Lead Director.
•	Three of our 9 directors were insiders or insider-related.
•	Outside directors should own stock and two of our outside directors owned zero stock.
•	Howard Gold received 10-times as many withhold votes as some of our other directors.

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•	No Cumulative voting right.
•	No shareholder right to act by written consent.
•	We have not yet graduated to a majority-vote election standard.

The above deficiencies show there is room for improvement and serves as an opportunity for other shareholders, who own at least $2000 of stock, to submit shareholder proposals regarding some of the above topics.  These deficiencies also reinforce the reason to take one step forward now and encourage our board to respond positively to this proposal:

Poison Pill Vote
Yes on 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

The Company does not have a shareholder rights plan, or “poison pill,” in place and the Board of Directors has no current plans to adopt one.  The Board of Directors believes, however, that it is in the best interests of the Company and its shareholders that we retain the flexibility to adopt and maintain such an anti-takeover provision if and when necessary, without obtaining shareholder approval.  The purpose of a shareholder rights plan is to force a potential acquirer to negotiate directly with the corporation’s board of directors.  A corporation’s board of directors is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer and seek a higher price if there is to be a sale of the corporation.  A study by Georgeson Shareholder Communications Inc. showed that between 1992 and 1996, shareholders of companies with shareholder rights plans received significantly higher value in acquisitions than companies without them.  (Georgeson Shareholder Communications Inc., “Mergers & Acquisitions: Poison Pills and Shareholder Value/1992-1996,” 1997).  We believe that any limitation on our flexibility to adopt and maintain a shareholder rights plan in the future could prevent us from appropriately responding to a takeover attempt, which could jeopardize our ability to negotiate effectively, protect shareholders’ interests and maximize shareholder value.

We are committed to acting in the best interests of the Company and its shareholders in all matters of corporate governance, including any decision to adopt and maintain a shareholder rights plan.  In response to statements included in the above proposal, shareholders should also recognize that a majority of the Company’s directors are independent in accordance with the standards of the New York Stock Exchange, that all of our directors own stock in the Company, and that the Company’s bylaws provide for majority voting for directors in uncontested elections, consistent with state law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER IN THE PROXY.

INFORMATION WITH RESPECT TO NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth information with respect to our directors and executive officers as of June 30, 2008:

Directors:
Name:	Age at June 30, 2008	Year First Elected or Appointed Director	Principal Occupation

David Gold	76	1965	David Gold has been Chairman of the Board since the founding of the Company in 1965. Mr. Gold has over 50 years of retail experience.

Jeff Gold	40	1991
Jeff Gold joined the Company in 1984 and has served in various managerial capacities.  From 1991 to 2004 he served as Senior Vice President of Real Estate and Information Systems.  In January 2005, he was promoted to President and Chief Operating Officer.

Eric Schiffer	47	1991
Eric Schiffer joined the Company in 1991 and has served in various managerial capacities.  In March 2000, he was promoted to President and in January 2005 to Chief Executive Officer. From 1987 to 1991, he was employed by Oxford Partners, a venture capital firm.  Mr. Schiffer is a graduate of the Harvard Business School.

Lawrence Glascott	74	1996
Lawrence Glascott serves on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Glascott has also served as Chairman of the Board of Directors of General Finance Corporation since November 2005. Before Mr. Glascott retired in 1996, he had been Vice President – Finance of Waste Management International, an environmental services company, since 1991.  Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was the Arthur Andersen LLP partner in charge of the 99¢ Only Stores account for six years.  Additionally, Mr. Glascott was in charge of the Los Angeles based Arthur Andersen LLP Enterprise Group practice for over 15 years.

Marvin Holen	78	1991
Marvin Holen serves on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. He is an attorney and in 1960 founded the law firm of Van Petten & Holen. He served on the Board of the Southern California Rapid Transit District from 1976 to 1993 (six of those years as the Board’s President). He served on the Board of Trustees of California Blue Shield from 1972 to 1978, on the Board of United California Savings Bank from 1992 to 1994 and has served on several other corporate, financial institution and philanthropic boards of directors.  He currently serves on the Board of United Pacific Bank.

Eric G. Flamholtz	65	2004
Eric G. Flamholtz, Ph.D., serves on the Company’s Compensation and Nominating and Corporate Governance Committees. He has been a professor of management at the Anderson Graduate School of Management, University of California at Los Angeles since 1973 and in 2006 became Professor Emeritus. He is President of Management Systems Consulting Corporation, which he founded in 1978. He is the author of several books, including Growing Pains: Transitioning from an Entrepreneurship to a Professionally Managed Firm. As a consultant he has extensive experience with firms ranging from entrepreneurships to Fortune 500 companies, including Starbucks, Navistar, Inc., Baskin Robbins, Jamba Juice and Grocery Outlets.

Jennifer Holden Dunbar	45	2007
Jennifer Holden Dunbar serves on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. She has served as a director of Big 5 Sporting Goods Corp. since February 2004, as well as from 1992 to 1997. Ms. Dunbar has served as Principal and Managing Director of Dunbar Partners, LLC, an investment/advisory firm since 2005. From 1994 to 1998, she was a partner of Leonard Green & Partners, L.P., a private equity firm, which she joined in 1989. During the 1990s, she served as a director of several public and private companies including Thrifty Payless, Inc., Kash N’ Karry Food Stores, Inc. and Gart Sports Company.  Ms. Dunbar received her MBA from the Stanford Graduate School of Business in 1989.

Peter Woo	59	2007
Peter Woo serves on the Company’s Compensation and Nominating and Corporate Governance Committees. He is a founder, co-owner and President of Megatoys, Inc., a toy and general merchandise manufacturer and import/export company headquartered in Los Angeles that he founded in 1989. Megatoys operates buying, logistics and export facilities in Hong Kong and mainland China, as well as warehouse and distribution facilities in the U.S. Mr. Woo was instrumental in the redevelopment of the downtown Los Angeles area now known as the “toy district”, and has served as an advisor on international trade to the City of Los Angeles.

Howard Gold	48	1991
Howard Gold joined the Company in 1982 and has served in various managerial capacities. In 1991 Mr. Gold was named Senior Vice President of Distribution, and in January 2005 he was named Executive Vice President of Special Projects. He has been an executive with the Company for over 20 years. He served as a director of the Company from 1991 until March 2005, and re-joined the Board of Directors in April 2007.

Other Executive Officers:

Robert Kautz	50
Robert Kautz joined the Company in November 2005 as Executive Vice President and Chief Financial Officer.  He was the CEO/CFO of Taste Good LLC, a private start-up in food production and distribution, from September 2004 until he joined the Company. He was CFO and subsequently CEO for Wolfgang Puck Casual Dining and Wolfgang Puck Worldwide where he was employed from 1998 until July 2004. Mr. Kautz is a graduate of the Harvard Business School.

Jeff Gold and Howard Gold are the sons of David Gold, and Eric Schiffer is the son-in-law of David Gold.

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FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence

The Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and it has determined that none of them has a material relationship with the Company which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director:  Lawrence Glascott, Marvin Holen, Eric Flamholtz, Jennifer Holden Dunbar and Peter Woo.  The Board of Directors made this same determination with respect to Tom Unterman, who did not stand for re-election at our annual meeting in May 2007.

Meetings and Committees

The Board of Directors held a total of 11 meetings during fiscal 2008.  The number of Board committee meetings is set forth below.  During fiscal 2008, each incumbent director attended 75 percent or more of the aggregate of (i) the total number of board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).  Directors are encouraged but not required to attend annual meetings of shareholders.  All of our directors at the date of the 2006 annual meeting of shareholders attended that meeting.

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee currently consists of Messrs. Glascott (Chairman), Holen and Ms. Dunbar.  Tom Unterman was a member of the Audit Committee until April 2007.  Each of these directors meets the criteria for independence set forth in the New York Stock Exchange’s rules and in Rule 10A-3 under the Securities Exchange Act.  The Board of Directors has determined that Mr. Glascott is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act.  The Audit Committee selects the independent registered public accountants to perform our audit and periodically meets with the independent registered public accountants and our management to review matters relating to our financial statements, accounting principles and system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board of Directors.  The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by the Board of Directors, which is available on our website at www.99only.com.  The Audit Committee held 12 meetings during fiscal 2008.

In addition, the Board of Directors has a Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Holen (Chairman), Flamholtz, Glascott, Woo and Ms. Dunbar.  Mr. Unterman was a member of the Nominating and Corporate Governance Committee during until April 2007.  Each of these directors is independent in accordance with New York Stock Exchange rules.  The role of the Nominating and Corporate Governance Committee is to assist the Board of Directors by identifying, evaluating and recommending director nominees and recommending and monitoring corporate governance guidelines applicable to the Company.  In identifying director nominees, the Nominating and Corporate Governance Committee looks for independent individuals with business and professional experience, relevant industry knowledge or experience, an ability to read and understand financial statements and other relevant qualifications. Each nominee for election as a director is standing for reelection after being elected by the shareholders at our 2007 annual meeting of shareholders.  A shareholder may recommend a director candidate for the Nominating and Corporate Governance Committee’s consideration by submitting a letter to our Corporate Secretary at 4000 Union Pacific Avenue, City of Commerce, California 90023.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”  The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder.  At a minimum, candidates for election to the Board should meet the independence requirements of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act, as well as the criteria identified above.  Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2008.  A copy of the charter of the Nominating and Corporate Governance Committee is available on our website at www.99only.com.

The Board of Directors also has a Compensation Committee.  The Compensation Committee currently consists of Ms. Dunbar (Chairwoman) and Messrs. Flamholtz, Glascott, Holen and Woo, each of whom is independent in accordance with New York Stock Exchange rules. Ms. Dunbar was elected Chair of this committee on May 11, 2007; prior to that date, Mr. Flamholtz was Chair of this committee.  This Committee is responsible for reviewing and setting the compensation of the CEO and considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering our stock option plan.  Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee of the Compensation Committee, which must consist of at least two members of the Compensation Committee, if the Compensation Committee determines such delegation would be in the best interest of the Company.  The Compensation Committee held 16 meetings during fiscal 2008. A copy of the charter of the Compensation Committee is available on our website at www.99only.com.

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Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation expert to be used to assist in the evaluation of executive compensation.  During fiscal 2008, the Compensation Committee retained the services of Watson Wyatt to review our long-term incentive program and to assist the Compensation Committee in developing, together with management, a long-term incentive program to support our strategic priorities.  In particular, Watson Wyatt was asked to (i) determine current peer practices and best practices in long-term incentive plan design, (ii) design a long-term incentive program that would cost effectively support the Company’s key objectives and motive key employees to achieve stretch goals, and (iii) document key design features of the agreed upon program.  Watson Wyatt has not provided other services to the Company.  The long-term incentive program that resulted from this process is described below under “Compensation Discussion and Analysis.”

Executive Sessions

The Board has adopted a procedure for executive sessions of non-management directors whereby a presiding non-management director for each session is determined on a rotating basis, proceeding in alphabetical order.  Interested parties with concerns regarding the Company may contact the non-management directors by sending a letter in care of our Corporate Secretary at 4000 Union Pacific Avenue, City of Commerce, California 90023; the mailing envelope must contain a clear notation that it is confidential and for the non-management directors.

Compensation of Directors

The Board sets the compensation for each director who is not an officer of or otherwise employed by us (a “non-executive director”) based on recommendations from the Compensation Committee.  Our non-executive director compensation package consists of an annual retainer and fees for attending meetings, payable in cash, and an annual grant of stock options. During fiscal 2008, the Compensation Committee reviewed the compensation of our non-executive directors, considering, among other information, data included in (i) the 2006-2007 Director Compensation Report published by the National Association of Corporate Directors (in collaboration with Pearl Meyer & Partners), (ii) Frederic W. Cook & Co., Inc.’s 2006 Director Compensation NASDAQ 100 vs. NYSE 100, (iii) the Spencer Stuart Retail and Apparel Board Index for 2006, and (iv) the 33rd Annual Board of Directors Study published by Korn/Ferry International.  Our non-executive directors had not had an increase in compensation since June 2004. Following this review, the Compensation Committee recommended increases in non-executive director compensation to our Board, which the Board adopted effective November 1, 2007.  As a result, the annual retainer for non-executive directors increased from $30,000 to $36,000 and board meeting fees increased from $750 to $1,500 for each board meeting attended.  Based on recommendations of the Compensation Committee, the Board also increased committee member and chairperson fees.  Fees for committee members attending committee meetings increased from $350 for the audit committee and $250 for other committees, respectively, to $1,000 for each committee meeting attended (provided that fees are reduced to $500 for telephonic committee meetings that last for less than an hour and for committee meetings held on the day of a Board meeting that last less than an hour).  The audit committee chairperson fees changed to an annual retainer of $10,000 from a fee of $700 for each meeting attended, while the fees for nominating and governance committee chairperson and strategy committee chairperson were changed to an annual retainer of $5,000 from $350 for each meeting attended.  The fees for the compensation committee chairperson were changed to an annual retainer of $7,500 from $350 for each committee meeting attended.  In addition, based on the Compensation Committee’s recommendation, the Board increased the size of the annual stock option grant to non-executive directors under our stock option plan from 3,000 to 9,000 shares, with the per share exercise price continuing to be equal to the fair market value of our common stock (as determined pursuant to the stock option plan).  The non-executive directors have not received an increase in the amount of their annual stock option grant since the adoption of the stock option plan in 1996.

The following table provides information regarding the compensation earned by or awarded to each of our non-executive directors during fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)(b)	Total ($)

Eric Flamholtz	53,264	28,811	82,075
Lawrence Glascott	64,782	28,811	93,593
Marvin Holen	61,614	28,811	90,425
Tom Unterman (c)	7,750	1,539	9,289
Jennifer Holden Dunbar	66,250	22,787	89,037
Peter Woo	56,500	22,787	79,287

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(a)
As a result of the delay in our 2006 annual meeting date until May 2007, each of our non-employee directors received his or her annual stock option award of 3,000 options in June 2007 instead of during fiscal 2006.  Each of these option awards for Messrs., Flamholtz, Glascott, Holen and Woo and Ms. Dunbar had a grant-date fair value of $42,510 and vests over a three year period.  Following our 2007 annual meeting, each of our non-employee directors received his or her annual stock option award (increased to 9,000 options, as described above) in November 2007.  Each of these option awards for Messrs., Flamholtz, Glascott, Holen and Woo and Ms. Dunbar had a grant-date fair value of $90,990 and vests over a three year period. The  amounts reported under “Option Awards” do  not necessarily reflect the dollar amounts of compensation actually realized or that may be realized.  In accordance with SEC regulations, these amounts reflect the dollar amounts recognized by us for financial statement reporting purposes for fiscal 2008 in accordance with the provisions of FASB Statement No. 123(R), “Share-Based Payment”. See Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission on June 11, 2008.

(b)
As of March 31, 2008, each non-executive director held options exercisable for the following number of shares of our common stock: Eric Flamholtz, 18,000; Lawrence Glascott, 52,000; Marvin Holen, 52,000; Jennifer Holden Dunbar, 12,000 and Peter Woo, 12,000.

(c)	Mr. Unterman did not stand for re-election at the 2006 annual shareholders meeting held on May 11, 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee of our Board of Directors consisted of Ms. Dunbar Messrs. Flamholtz, Glascott, Holen and Woo.  None of these individuals has at any time been an officer or employee of the Company. During fiscal 2008, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Compensation Committee has served as an executive officer.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to serve as a flexible framework within which the Board may conduct its business, subject to occasional deviations.  A copy of the corporate governance guidelines is available on our website at www.99only.com.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Corporate Secretary at 4000 Union Pacific Avenue, City of Commerce, California 90023.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors.  The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees.  A copy of the Code of Business Conduct and Ethics is available on our website at www.99only.com.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our compensation program for named executive officers (“executives”) is different than many public company programs.  Given the desire of each of Eric Schiffer, our CEO, Jeff Gold, our President and COO, and Howard Gold, our Executive Vice President of Special Projects, to have his compensation unchanged, following the annual review of their compensation by the Compensation Committee, the Compensation Committee did not propose an increase to the compensation of these executives for fiscal 2008 and does not anticipate proposing any material increase in the compensation of these three executives in the foreseeable future.  In addition, at the request of each of these executives, the Compensation Committee did not approve any bonuses or equity-based awards for these executives during fiscal 2008.  The compensation of each of these executives has been relatively flat for at least the last five years, and no bonuses or equity-based awards have been paid to them since 1997.  We believe that the significant Company share ownership of these individuals serves to motivate and retain them and to align their interests with the long term interests of our shareholders better than any compensation program we might otherwise adopt for their benefit.   For these three executives, the only material element of their compensation is their base salary.

Our compensation program with respect to our other executives is designed to:

•	attract, motivate and retain individuals of outstanding abilities and experience capable of achieving our strategic business goals,
•	align total compensation with the short and long-term performance of our Company,
•	recognize outstanding individual contributions, and
•	provide competitive compensation opportunities.

We provide ongoing income and security in the form of salary and benefits to our other executives that are intended to be both attractive and competitive.  We also provide our other executives with short term incentives in the form of an annual cash bonus to build accountability and reward the achievement of annual goals that support our business objectives.  A significant part of total compensation opportunity for our other executives is long-term incentive compensation, which promotes retention and provides a link between executive compensation and stockholder value creation over a multi-year period.  Our long-term incentive compensation consists of stock options and performance stock units (PSUs).  The stock options provide compensation tied to the price of our common stock, paid in either cash or stock, and have no value if our common stock falls below the grant price.  Our PSUs, which are a new element of our executive compensation program, are designed to focus executives on achieving improved operating results and delivering value to shareholders.  PSUs provide a payout (in shares) to a recipient only if specific earnings goals are achieved.

Elements of Compensation

Our executive compensation program consists of three main elements:
•	base salary,
•	annual cash bonus, and
•	long-term incentives.

We have chosen these primary elements because each supports achievement of one or more of our compensation objectives, and each has an integral role in our total compensation program.

Our Compensation Committee reviews the executive compensation program and specific individual compensation arrangements of executives at least annually.  During fiscal 2008, the Compensation Committee retained Watson Wyatt Worldwide as an independent compensation consultant to provide advice and perspective to the Compensation Committee with respect to the Compensation Committee’s review of our long-term compensation program.  In connection with this review, the Compensation Committee considered aggregated survey data compiled by Watson Wyatt Data Services, as described below, in determining the amounts of long-term incentive awards.  The Compensation Committee also considered peer data compiled by Watson Wyatt with respect to the long-term incentive practices of a broad set of public company retailers in determining the structure of its long-term incentive program.  The Compensation Committee considered this data because it believes we compete against companies both within and outside our own industry to fill many of our top management positions.

Our CEO evaluates each executive and makes recommendations about compensation to the Compensation Committee.  The Compensation Committee considers these recommendations but is ultimately responsible, together with the Board, for the approval of all executive compensation arrangements.   Our CEO is not present during the Committee’s deliberations about his own compensation.

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Base Salary.  Base salaries are negotiated at the commencement of an executive’s employment with us and the Compensation Committee reviews them annually.  Base salaries are designed to reflect the position, duties and responsibilities of each executive, the cost of living in Southern California, and the market for base salaries of similarly situated executives at other companies.  Base salaries are generally intended to be at the mid-range of salaries of other public companies with similar size in terms of number of employees and unit volumes, in similar industries, and with similar growth plans, challenges, and profit potential, all in the judgment of our Board members and human resource professionals based on their substantial accumulated experience and knowledge of these matters.  The initial salary of Mr. Kautz in fiscal 2007 ($400,000) was based on the competitive market for his position and his compensation at previous employers.  Mr. Schiffer also discussed the total compensation package for Mr. Kautz, and each component thereof, and comparative numbers from other companies, with the national executive search firm the Company had retained to fill his position, although this search firm was not retained by the Company to provide such advice.  Mr. Schiffer shared the views of this firm with the Compensation Committee. Based on its annual review, the Compensation Committee determined that the base salary of Mr. Kautz remained appropriate and no increase was made for fiscal 2008.     The base salaries of the other executive officers, Messrs. Eric Schiffer, Jeff Gold, and Howard Gold, were originally set based on their earlier responsibilities and their stock ownership, and have remained unchanged at their request at $120,000 per annum (see further discussion above under “Compensation Objectives”).

Annual Cash Bonuses.  All executives are eligible to receive annual incentive bonuses in amounts approved at the discretion of the Compensation Committee and the Board of Directors.  Executive bonuses are based on the executive’s position and his base compensation level, the performance of the individual executives in achieving specified individual goals, typically related to the short and long term business and financial performance of our Company, as well as, in the case of Mr. Kautz, the terms of his employment agreement.  The terms of Mr. Kautz’s employment agreement provide that he is entitled to an annual bonus of up to 50% of his base salary (or $200,000) based on achievement of goals related to both Company and personal performance.  In fiscal 2008, the Compensation Committee approved annual goals for Mr. Kautz specifically related to increased sales, decreased store and distribution/transportation costs, strategic planning, weekly and monthly reporting enhancements, timely SEC filings and the elimination of material weaknesses in our internal control over financial reporting.  Mr. Kautz also was assigned monthly goals during the year by the CEO and achieved a majority of both the annual and monthly goals.  The Compensation Committee noted that Mr. Kautz has delivered strong performance for the Company throughout his tenure with the Company and received his full bonus in fiscal 2007, but Mr. Kautz mutually agreed with the Company not to receive any cash bonus in fiscal 2008.   Messrs. Eric Schiffer, Jeff Gold and Howard Gold have also chosen not to receive an annual incentive bonus for fiscal 2008.

Long-Term Incentives.

Overview.  We have historically provided our executives (other than, at their election, Eric Schiffer, Jeff Gold and Howard Gold) with long-term incentive compensation through stock option awards under our stock option plan.  Under this plan, the Compensation Committee is authorized to grant any type of award which might involve the issuance of shares of Common Stock, an option, warrant, convertible security, stock appreciation right or similar right or any other security or benefit with a value derived from the value of our Common Stock.  In fiscal 2008, the Compensation Committee undertook a review, with the assistance of management and Watson Wyatt, of our long-term management incentive compensation program in light of changes in accounting for stock options and resulting changes in competitive practices, as well as a desire to link long-term incentive compensation more closely to our operating results.  As a result of this review, in January 2008, the Compensation Committee approved grants of stock options and new PSUs as a long-term, stock-based pay for performance award designed to focus our management on achieving improved operating results and delivering value to shareholders. The stock options and PSUs are subject to vesting requirements, and the PSUs also require continued employment through an attainment date in order to be credited for the EBT attainment, in order to encourage retention.  This new long term incentive is a replacement for the Company's customary annual stock option grants which had been made in or around May of each year.  These grants of PSUs and time-vesting stock options are expected to be the total equity awards for the employees included in these grants through the end of the performance period, March 31, 2012.  In order to align managements' interest with that of the stockholders, the PSU design incorporates a philosophy of awarding long term equity incentive compensation based on meeting profitability performance criteria and based on increases in the Company's stock price.

PSU/Option Grants. The Compensation Committee, with input from Watson Wyatt and management, established long-term incentive award values by management level.  In establishing these values, the Compensation Committee considered the 2007/2008 Report on Long Term Incentives; Plans, Policies and Practices, prepared by Watson Wyatt Data Services.  Based on the assumption that our salary levels were at the market median level reported, Watson Wyatt utilized this report (together with a regression analysis for the size of our Company) to determine target values for an annual long-term incentive award by salary level.  These target values were then multiplied by five, based on the Compensation Committee’s goal of establishing an award that would provide long-term incentive compensation for recipients over the period from March 30, 2008 through March 31, 2012.  The Compensation Committee then allocated PSUs and stock options to each recipient based on the applicable five-year target dollar value.  The split between PSUs that vest only based on attaining increasing levels of earnings and options that vest over time was determined to provide a significant incentive to achieve increases in earnings as well as a significant incentive to increase the value of shares of our common stock.

.

The Compensation Committee approved an award of 280,000 PSUs to Mr. Kautz out of a total of 1,598,799 PSUs awarded to officers and other key personnel.  The Compensation Committee also approved a grant of 110,678 stock options to Mr. Kautz, with a three year vesting period, out of a total of 614,452 stock options granted to officers and other key personnel.  The long term incentive awards are the only equity awards expected to be awarded to each participant through the end of the performance period, March 31, 2012.  The crediting of the PSUs is based on achievement of increases in earnings.  At their request, no stock option or PSU awards were made to Eric Schiffer, Jeff Gold or Howard Gold.

PSU Structure.  The PSUs are eligible for conversion, on a one-for-one basis, to shares of our common stock based on (1) attainment of one or more of eight specified levels of EBT attainment (as defined below) during the performance period (consisting of fiscal years 2008 through 2012), (2) continuous employment with the Company, and (3) certain vesting requirements.  During the period beginning on March 31, 2008 and ending on the date we file our annual financial statements for fiscal year 2012, goal attainment will be measured on each date we file our quarterly and/or annual financial statements with the SEC (each such date, a “measurement date”).  To date, no PSUs have been converted to shares.

EBT attainment means the sum of our earnings before taxes for the four most recent fiscal quarters as calculated pursuant to generally accepted accounting principles and reported in our financial statements, as adjusted to exclude: (1) any gains or losses on sales, exchanges or other dispositions of our real estate interests held as of December 31, 2007, and (2) extraordinary items.  If we either repurchase shares of our common stock or pay cash dividends to our shareholders during the performance period, the calculation of EBT attainment will also adjust earnings before taxes to include interest income that would have been earned from short term securities in the amount of the cumulative repurchases or dividends during the performance period.  The Committee believed that these were appropriate adjustments so that the earnings calculation reflected our ordinary course operations and not extraordinary events, and so that management would not be disincentivized from recommending share repurchases or cash dividends to the Board in light of the negative effect such events would have on our income from investments.  The Compensation Committee retained the right to amend the PSU awards, as long as the amendments do not (without the recipient’s consent) adversely affect the recipient’s rights.  This would allow the Compensation Committee to make adjustments to EBT as may be appropriate to maintain fairness and the desired incentive for executive management to attain long term growth in earnings.  PSUs can be credited, in whole, or in part, as follows:

Performance Level	#1	#2	#3	#4	#5	#6	#7	#8

EBT Attainment Required	$18,000,000	$25,000,000	$38,000,000	$50,000,000	$63,000,000	$75,000,000	$87,000,000	$99,000,000

% of PSUs Credited	5.0%	10.0%	15.0%	15.0%	15.0%	15.0%	12.5%	12.5%

 EBT Attainment will be measured on each measurement date. Each performance level can only be attained once within the performance period; however, more than one performance level can be attained on a given measurement date. Although some of the credited PSUs would continue to be subject to time-based vesting after the end of the performance period, any PSUs that are not credited based on EBT attainment by the end of the performance period will generally be forfeited.

The other compensation plans available to our named executive officers consist of our compensation deferral plan and our 401(k) plan.

Compensation Deferral Plan.  As discussed below under Deferred Compensation, we have a voluntary compensation deferral plan for highly compensated employees. Under this plan, each executive (and other highly compensated employees) may defer up to 80% of his or her base salary each year.

401(k) Plan.   All of our full-time employees are eligible to participate in our 401(k) Plan after one year of service.  Prior to fiscal 2007, we could elect to match employee contributions or make discretionary contributions to the 401(k) Plan on behalf of employees, but had elected not to do so.  We amended the 401(k) plan in fiscal 2007 to provide for Company matches in cash at a rate of 100% of the first 3% of base compensation that each employee contributes, and 50% of the next 2% of base compensation that an employee contributes, with immediate vesting, as a result of internal surveys and an analysis of various benefits that could be provided in connection with our decision, as discussed in our Form 10-K for fiscal 2007 to discontinue our practice of automatically awarding stock options to most employees throughout the Company.  Our executives are also eligible for these Company matches, subject to regulatory limits on contributions to 401(k) plans.

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Omnibus Budget Reconciliation Act Implications for Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Chief Executive Officer and each of the Company’s four most highly paid executive officers other than the Chief Executive Officer and the Chief Financial Officer.  Certain “performance-based” compensation that has been approved by our shareholders is not subject to the deduction limit.  Awards of stock options under our stock option plan are intended to qualify as performance-based compensation not subject to Section 162(m) of the Code.  The PSU awards do not qualify as performance-based compensation under Section 162(m) because our stock option plan, under which the PSUs were granted, does not include approved performance measures for such equity awards.  In addition, the PSU awards were not granted during the first 90 days of the performance period, as required by Section 162(m).  This may limit the deductibility of our executive compensation in future periods.  All compensation paid to our executives in fiscal 2007 and fiscal 2008 was fully deductible.

Post-Termination Arrangements.  We have historically evaluated an award of severance benefits to a departing executive on a case by case basis, with no formal plan in which all executives participate.  In connection with entering into an employment agreement with Mr. Kautz when we retained him in November 2005, we agreed that, upon a termination of the agreement either by the Company without cause or by Mr. Kautz upon the Company failing to cure a material breach of the agreement after notice, Mr. Kautz would be entitled to a payment equal to 12 months of his salary and the vesting of any unvested options from his initial option grant.  Upon a termination during the term of the agreement either by the  Company for cause or by Mr. Kautz for any other reason Mr. Kautz is not entitled to any termination payment, and all of his unvested options are forfeited.  Other terms of this employment agreement are discussed under “Potential Payments Upon Termination or Change of Control.”  We do not have any other employment agreements with our executives.

Under the terms of each PSU award, including the PSU award granted to Mr. Kautz, if the recipient is terminated for any reason other than death or disability, all PSUs that have not converted to shares shall be forfeited and shall lapse for no consideration.  Because the PSU awards are intended to cover four years’ worth of long-term incentive compensation, the Compensation Committee decided to provide some acceleration of crediting and vesting of PSUs upon a change of control.  The amount of crediting and vesting decreases over the term of the performance period, based on the rationale that the further the Company is into the performance period, the more management will have had the opportunity to achieve the specified earnings goals.  A further description of the crediting and vesting of PSUs upon a change of control is set forth below under “Potential Payments Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis.  Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Jennifer Holden Dunbar (Chairwoman)
Eric G. Flamholtz
Marvin Holen
Lawrence Glascott
Peter Woo

Summary Compensation Table

The following table sets forth, as to the Chief Executive Officer, Chief Financial Officer and the other two most highly compensated executive officers during fiscal 2008 (the “Named Executive Officers”), information concerning all compensation paid for services to the Company in all capacities during the periods indicated.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(d)	Option Awards ($)(e)	All Other Compensation ($)(f)	Total ($)

Eric Schiffer	2008	120,000	(a)	-	-	-	5,140	125,140
Chief Executive	2007	117,692	(a)	-	-	-	1,540	119,232
Officer

Robert Kautz	2008	400,000		-	-	269,508	7,297	676,805
Chief Financial Officer	2007	415,385		255,000	-	219,500	3,995	893,880

Jeff Gold	2008	120,000	(b)	-	-	-	4,996	124,996
President and	2007	120,000	(b)	-	-	-	1,367	121,367
Chief Operating
Officer

Howard Gold	2008	120,000	(c)	-	-	-	5,140	125,140
Executive Vice President Of	2007	120,000	(c)	-	-	-	1,540	121,540
Special Projects

(a)	Includes $88,269 and $92,769 in discretionary contributions made to a deferred compensation plan for fiscal 2008 and 2007, respectively.
(b)	Includes $80,031 and $96,254 in discretionary contributions made to a deferred compensation plan for fiscal 2008 and 2007, respectively.
(c)	Includes $80,031 and $96,254 in discretionary contributions made to a deferred compensation plan for fiscal 2008 and 2007, respectively.
(d)
Mr. Kautz was granted a PSU award during fiscal 2008, as described above under “Compensation Discussion and Analysis -- Long-Term Incentives.” No expense was recognized in fiscal 2008 related to this grant due to the uncertainty of achieving the performance targets.

(e)
The dollar amounts do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized.  In accordance with SEC regulations, these amounts reflects the dollar amounts recognized by us for financial statement reporting purposes for fiscal 2008 in accordance with the provisions of FASB Statement No. 123(R), “Share-Based Payment”. See Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission on June 11, 2008.

(f)	Other compensation for Mr. Schiffer, Jeff Gold, Howard Gold and Robert Kautz includes matching contribution under the 401(k) Plan and life insurance premiums.

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Deferred Compensation

We have a deferred compensation plan to provide certain key management employees the ability to defer up to 80% of their base compensation and bonuses.  The plan is an unfunded nonqualified plan.  The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at specified future dates, upon retirement or death.  We do not make contributions to this plan or guarantee earnings.  Funds in the plan are held in a rabbi trust. In accordance with EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust,” the assets and liabilities of a rabbi trust must be accounted for as if they are our assets and liabilities. The assets held in the rabbi trust are not available for general corporate purposes.  The rabbi trust is subject to creditor claims in the event of insolvency.

The following table shows the deferred compensation that was deferred by each Named Executive Officer during fiscal 2008:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Eric Schiffer	88,269	-	(25,008)	-	946,347
Robert Kautz	-	-	-	-	-
Jeff Gold	80,031	-	(11,073)	-	941,438
Howard Gold	80,031	-	(11,138)	-	946,584

(a)	Reflects amounts reported as compensation earned by Named Executive Officers in the Summary Compensation Table.

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Grants of Plan-Based Awards in Fiscal 2008

The following table shows information regarding each grant of a plan-based award made to a Named Executive Officer during fiscal 2008:

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)(b)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)

Eric Schiffer	-	-	-	-	-	-	-	-
Jeff Gold	-	-	-	-	-	-	-	-
Howard Gold	-	-	-	-	-	-	-	-
Robert Kautz	1/11/2008(a)					110,678	6.58	728,261
	1/11/2008	-	-	280,000	-	-	-	1,842,400

(a)	The grant is subject to vesting in three equal annual installments beginning January 11, 2009.

(b)
The amount in this column represents the PSU award granted to Mr. Kautz under our long-term stock based pay for performance plan.  In setting the performance levels for PSUs, the Compensation Committee did not set any specific threshold or target amounts.  Rather, it only set maximum attainment amounts, which apply over a multi-year period, as shown in the table above and described above under “Compensation Discussion and Analysis -- Long-Term Incentives.”

(c)
The dollar amounts in this column represent the full grant date fair value of the equity awards granted to Mr. Kautz in fiscal 2008 calculated in accordance with the provisions of FASB Statement No. 123(R), “Share-Based Payment”, except that estimated forfeitures have been disregarded for this purpose.  See Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission on June 11, 2008.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, information on the current holdings of stock options and stock awards held as of March 29, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Unit of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)(a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights that have not vested ($)(b)
	Exercisable	Unexercisable

Eric Schiffer	-	-	-	-	-
Jeff Gold	-	-	-	-	-
Howard Gold	-	-	-	-	-
Robert Kautz	100,000	50,000		9.54	11/11/2015
	-	110,678	-	6.58	1/11/2018			280,000	2,746,800

(a)
Amounts in this column represent the maximum number of shares that can be obtained upon conversion of the PSU award granted to Mr. Kautz during fiscal 2008.  This award is for a multi-year period, as described above under “Compensation Discussion and Analysis -- Long-Term Incentives.  We have presented the maximum number of shares that can be obtained over this multi-year period because the PSU awards do not provide for threshold or target performance measures.

(b)	The market value of the shares was calculated by multiplying the number of shares by $9.81, the closing price of our common stock on March 28, 2008.

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Options Exercises and Stock Vested during Fiscal Year 2008

The following table sets forth, for each of the Named Executive Officers, information regarding options and stock awards, exercised and vested  during fiscal 2008:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)	(#)	($)

Eric Schiffer	-	-	-	-
Jeff Gold	-	-	-	-
Howard Gold	-	-	-	-
Robert Kautz	-	-	-	-

Potential Payments Upon Termination or Change of Control

The following section describes the benefits that may become payable to our Named Executive Officers, in connection with certain terminations of their employment with the Company and/or a change in control of the Company.

Pursuant to our employment agreement with Mr. Kautz, upon a termination during the five-year term of the agreement either by us without cause or by Mr. Kautz upon our failing to cure a material breach of the agreement after notice, Mr. Kautz is entitled to a payment equal to 12 months of his salary at the rate in effect on his termination date and the vesting of any unvested options from his initial option grant.  Upon a termination during the term of the agreement either by us for cause or by Mr. Kautz for any other reason, Mr. Kautz is not entitled to any termination payment and all of his unvested options shall be forfeited.  In addition, the initial options granted to Mr. Kautz under his employment agreement shall become 100% vested on any “Acceleration Date” as defined in his employment agreement, which includes various change of control events.  Under this agreement, we have also agreed to enable Mr. Kautz to exercise his options simultaneous with the event causing the Acceleration Date.

During fiscal 2008, Mr. Kautz received an award of PSUs, as discussed above under “Long-Term Incentives” and “Post-Termination Arrangements.”  If Mr. Kautz’s employment terminates upon his death, all time-based restrictions on credited PSUs will lapse and the related PSUs will convert to shares.  In addition, his estate would receive the benefit of the immediate conversion into shares of a number of PSUs related to the attainment of one additional performance level (or, in the case of a termination when no performance levels have been attained, the attainment of performance level 1).   If Mr. Kautz’s employment terminates upon his disability (as defined in the PSU award agreement), all time-based restrictions on credited PSUs will lapse and the related PSUs will convert to shares.  In addition, he would receive the benefit of the attainment of any performance level attained on any measurement date(s) during the period of time that is 12 months after the date of disability.  If a change of control (as defined in the PSU award agreement) occurs during the performance period or up to two years from the final measurement date (and subject to Mr. Kautz’s continuous employment through such time), any PSUs that have been credited based on EBT attainment but remain subject to vesting will become fully vested and convert to shares on the date of the change of control.  In addition, if a change of control occurs during the performance period, the crediting and vesting of PSUs related to one additional performance level for every two quarters that remain in the performance period will also accelerate and the related shares will be paid out.  If an odd number of quarters remains within the performance period, vesting for 50% of the PSUs related to the fractional performance level will accelerate.

In addition, upon a termination of employment or change of control, each of Eric Schiffer, Jeff Gold and Howard Gold is entitled to a distribution of all deferred amounts and earnings thereon held on his behalf pursuant to our deferred compensation plan described above under “Deferred Compensation.”

The following table sets forth information on the potential payments to the Named Executive Officers upon termination or change of control, assuming a termination or change of control occurred on March 29, 2008, at which time the closing price of our common stock was $9.81.

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Name	Cash Payment($)		Acceleration of Vesting of Options ($)(c)	Acceleration of Crediting/Vesting of PSUs ($)

Eric Schiffer
• Termination	946,347	(a)
• Change in Control	946,347	(a)
Robert Kautz
• Termination Without Cause or With Good Reason	400,000	(b)	370,990	-
• Change in Control	400,000	(b)	370,990	2,746,800	(d)
• Death				137,340	(e)
• Total and Permanent Disability					(f)
Jeff Gold
• Termination	941,438	(a)
• Change in Control	941,438	(a)
Howard Gold
• Termination	946,584	(a)
• Change in Control	946,584	(a)

(a)
Assumes a termination on March 29, 2008 and payments based on the aggregate balance in the deferred compensation plan as of such date.  As discussed above deferred compensation cash payments consists entirely of cash contributed by the named executive officers.

(b)	Assumes a termination on March 29, 2008 and payments based on a base salary as of March 29, 2008.

(c)
Amounts determined by multiplying the number of options for which vesting is accelerated by our closing stock price on March 28, 2008 ($9.81 per share) and subtracting the exercise price of such option shares.

(d)
Amount obtained by multiplying (i) 280,000, which is the number of PSUs that would be converted into shares based on a change of control occurring on March 29, 2008, by (ii) the closing stock price on March 28, 2008 of $9.81 per share.

(e)
Amount obtained by multiplying (i) 14,000, or 5% of 280,000, which is the number of PSUs that would be converted into shares based on achieving performance level 1 at March 29, 2008, by (ii) the closing stock price on March 28, 2008 of $9.81 per share.

(f)
As described above, the number of PSUs that would convert into shares upon a termination of Mr. Kautz’s employment due to disability is determined based the performance levels, if any, that are attained on any measurement dates during the period of time that is 12 months after the date of disability.  Because we do not know which, if any, performance levels will be attained during this period of time, we do not believe it is possible to provide a calculation of the share payment that would be due Mr. Kautz as a result of such a termination of employment.  No PSUs were credited to Mr. Kautz as of March 29, 2008, and therefore there would not have been any benefit to Mr. Kautz from the lapsing of time-based restrictions on credited PSUs on this date.

.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2008, the Audit Committee:

1.	Reviewed and discussed the audited financial statements for the fiscal year ended March 29, 2008 with management and BDO Seidman, LLP, the Company’s independent registered accounting firm;

2.	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended; and

3.
Received written disclosures and a letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with BDO Seidman, LLP the firm’s independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

Based on our review of the audited financial statements and discussions with management and BDO Seidman, LLP, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lawrence Glascott (Chairman)
Marvin Holen
Jennifer Holden Dunbar

.

RELATED PERSON TRANSACTIONS

We currently lease 13 store locations and a parking lot associated with one of these stores from the Gold family and their affiliates, of which 11 stores are leased on a month to month basis. Rental expense for these facilities was approximately $2.1 million in each of  fiscal years 2008, 2007 and  2006.  We enter into real estate transactions with affiliates (“Affiliate Real Estate Transactions”) only for the renewal or modification of existing leases and on occasions where we determine that such transactions are in our best interests and those of our shareholders. Moreover, the Nominating and Corporate Governance Committee, consisting of all of the independent members of the Board of Directors, must approve all real estate transactions between the Company and its affiliates. They must also determine that such transactions are equivalent to a negotiated arm’s-length transaction with a third party. We cannot guarantee that we will reach agreements with the Gold family on renewal terms for the properties we currently lease from them. In addition, even if we agree to such terms, we cannot be certain that the Nominating and Corporate Governance Committee will approve them. If we fail to renew one of these leases, we could be forced to relocate or close the leased store.

Prior to the sale of Universal International, Inc (“Universal”) to Dave and Sherry Gold in 2000, the Company signed documents purporting to guarantee certain obligations under leases in which Universal, or a subsidiary, was the lessee.  However, as part of the sale, David and Sherry Gold agreed to indemnify the Company for any and all attorney fees, costs, judgments, settlements or other payments that the Company might make under its guarantees of these leases.  The Company was potentially contingently liable for lease payments totaling up to $1.1 million as well as additional costs for attorney fees, rent increases and common area maintenance charges, in connection with three lawsuits brought by the lessors under these leases.  As of June 2006, one of the matters settled, and the Company has been fully reimbursed for the settlement pursuant to the guarantees by David and Sherry Gold.  On April 13, 2007, the Company and the plaintiffs in the two remaining cases entered into a settlement agreement, pursuant to which David and Sherry Gold paid the aggregate settlement payment of $150,000.

Pursuant to the charter of the Nominating and Corporate Governance Committee, it is responsible for the review, approval and/or ratification of any transactions with “related persons,” as that term is defined in the regulations of the Securities and Exchange Commission, if the amount involved exceeds $120,000. Only related person transactions which the Nominating and Corporate Governance Committee finds to be in the best interests of the Company and our shareholders will be approved or ratified.  In addition, Affiliate Real Estate Transactions are subject to the additional standards set forth above.  The Nominating and Corporate Governance Committee has reviewed and approved or ratified the above transactions.

.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of June 30, 2008, certain information relating to the ownership of our common stock by (i) each person known to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the Named Executive Officers, and (iv) all of our executive officers and directors as a group.  Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. Unless otherwise noted, the address of each person listed is in care of 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, California 90023.
Names and Addresses	Number of Shares(a)	Percent Of Class (a)
David Gold (b)(d)(e)	15,870,681	22.6%
Sherry Gold (c)(d)(e)	15,870,681	22.6%
Howard Gold (d)(e)	9,231,449	13.1%
Jeff Gold (d)(e)	9,231,449	13.1%
Eric and Karen Schiffer (d)(e)	9,306,455	13.3%
Au Zone Investments #3, LLC (e)	6,865,973	9.8%
Akre Capital Management, LLC (f)	9,438,440	13.4%
Freidman Billings Ramsey Group, Inc. (g)	5,791,474	8.2%
Primecap Management Company (h)	5,786,000	8.2%
Daruma Asset Management, Inc. (i)	4,903,900	7.0%
Triviam Capital Management, LLC (j)	4,389,380	6.3%
Marvin Holen (k)	56,000	*
Lawrence Glascott (l)	47,835	*
Eric Flamholtz (m)	6,000	*
Robert Kautz (n)	100,000	*
Jennifer Holden Dunbar (o)	2,500	*
Peter Woo (p)	16,000	*
All of the Company’s current executive officers and directors as a group, 10 persons (q)	23,270,450	33.1%

*	Less than 1%
(a)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that currently are exercisable or exercisable within 60 days of  June 30, 2008 are deemed outstanding.

(b)	Includes 4,502,354 shares owned by Sherry Gold, David Gold’s spouse.
(c)	Includes 4,502,354 shares owned by David Gold, Sherry Gold’s spouse.
(d)	Includes 6,865,973 shares controlled through Au Zone Investments #3, LLC.
(e)
Au Zone Investments #3, LLC, is the general partner of Au Zone Investments #2, L.P., a California limited partnership (the “Partnership”). The Partnership is the registered owner of 6,865,973 shares of common stock. The limited partners of the Partnership are David Gold, Sherry Gold, Howard Gold, Jeff Gold and Karen Schiffer (the daughter of David and Sherry Gold). Each of the limited partners of the Partnership owns a 20% interest in Au Zone Investments #3, LLC.

(f)
This information is based on a Schedule 13D/A filed by Akre Capital Management, LLC, 2 West Marshall Street, Middleburg, Virginia 20118, on February 4, 2008, as updated by a Form 4 filed by Akre Capital Management, LLC on June 12, 2008.  According to these filings, Akre Capital Management and Mr. Charles T. Akre Jr. have shared voting power with respect to 9,438,440 shares and shared dispositive power with respect to 9,438,440 shares.

(g)
This information is based on a Schedule 13G/A filed by Freidman Billings Ramsey Group Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, on January 10, 2008.   According to this filing, Freidman Billings Ramsey Group Inc., FBR TRS Holdings, Inc., FBR Capital Markets Corporation, FBR Asset Management Holdings Inc., and FBR Fund Advisers, Inc., have shared voting power with respect to 5,791,474 shares and shared dispositive power with respect to 5,791,474 shares.

(h)
This information is based on a Schedule13G/A filed by Primecap Management Company, 225 South Lake Avenue #400, Pasadena, CA 91101, on February 14, 2007.  According to this filing, Primecap Management Company has sloe voting power with respect to 2,909,900 shares and sole dispositive power with respect to 5,786,000 shares.

(i)
This information is based on a Schedule13G filed by Daruma Asset Management, Inc., 80 West 40th Street , 9th Floor, New York, NY, 10018, on February 13, 2008.  According to this filing, Daruma Asset Management, Inc. has sole investment discretion over 4,903,900 shares and sole voting discretion over 1,834,300 shares.

(j)
This information is based on a Schedule13G/A filed by Trivium Capital Management, LLC, 600 Lexington Ave, 23rd, New York, NY, 10022, on February 15, 2008.  According to this filing, Trivium Capital Management, LLC has shared voting power with respect to 4,239,116 shares and shared dispositive power with respect to 4,389,380 shares.

(k)	Includes 30,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(l)	Includes 30,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(m)	Includes 6,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(n)	Includes 100,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(o)	Includes 1,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(p)	Includes 1,000 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or before August 29, 2008.
(q)
Includes (i) 4,502,354 shares of common stock owned by Sherry Gold, the spouse of David Gold, and (ii) 6,865,973 shares of common stock controlled through Au Zone Investments #3, LLC and (iii) 168,000 shares of common stock that may be acquired upon exercise of stock options that are or will become exercisable on or before August 29, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater-than-ten percent shareholders are required by the SEC’s regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during fiscal 2008, all of our officers, directors and greater-than-ten percent shareholders complied with all Section 16(a) filing requirements, with the exception of one Form 4 filing required to be made by each of Dave Gold, Sherry Gold, Eric Schiffer, Karen Schiffer, Jeff Gold and Howard Gold with respect to a distribution of 5,849 shares of our common stock by an investment fund to Au Zone Investments #2, L.P., of which each of Dave Gold, Sherry Gold, Jeff Gold, Howard Gold and Karen Schiffer are limited partners.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the next annual meeting for inclusion in our proxy statement and proxy relating to such annual meeting must submit such proposal to us at our principal executive offices by April 17, 2009. In addition, in the event a shareholder proposal is not received by us by July 10, 2009, the proxy to be solicited by the Board of Directors for the 2009 annual meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2009 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

OTHER BUSINESS

The Board knows of no business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting.  If other business shall properly come before the Annual Meeting, shares of our common stock represented by valid proxies will be voted on such matters in accordance with the best judgment of the persons named as proxies on the proxy cards for the Annual Meeting, or their duly authorized designees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO Seidman, LLP (“BDO”) served as the Company’s independent registered public accounting firm and reported on the Company’s consolidated financial statements for fiscal 2008 and fiscal 2007.

Services provided by BDO and related fees for fiscal years 2008 and 2007,were as follows:

	Year Ended March 29, 2008	Year Ended March 31, 2007

Audit Fees (a)	$2,010,000	$2,466,000
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

(a)
Includes fees necessary to perform an audit or quarterly review in accordance with Generally Accepted Auditing Standards and services that generally only the independent registered public accounting firm can reasonable provide, such as attest services, consents and assistance with, and review of, documents filed with the Securities and Exchange Commission.  The amounts also includes fees related to BDO Seidman, LLP’s attestation of our internal control over financial reporting.

The Audit Committee has considered whether the provision of non-audit services by our principal accountant is compatible with maintaining auditor independence and determined that it is.  Pursuant to the rules of the Securities and Exchange Commission, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures.  The Audit Committee has adopted a policy attached as Appendix A, granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services.

.

SOLICITATION OF PROXIES

The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by us.  It is contemplated that the proxies will be solicited through the mails, but our officers, directors and regular employees may solicit proxies personally.  Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to shareholders whose stock in us is held of record by such entities.   In addition, we may use the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies if management determines it advisable.

ANNUAL REPORT ON FORM 10-K

OUR ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 29, 2008, WILL BE MADE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO 99¢ ONLY STORES, 4000 UNION PACIFIC AVENUE, CITY OF COMMERCE, CALIFORNIA 90023, ATTENTION: CHIEF FINANCIAL OFFICER. THE EXHIBITS OF THIS REPORT WILL ALSO BE PROVIDED UPON REQUEST AND PAYMENT OF COPYING CHARGES.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer
4000 Union Pacific Avenue
City of Commerce, California 90023

July 28, 2008

.

Appendix A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
99¢ ONLY STORES

PRE-APPROVAL POLICY

I.	STATEMENT OF PRINCIPLES

The Audit Committee of the Board of Directors (the “Board”) of 99¢ Only Stores (the “Corporation”) is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence.  Unless a type of service to be provided by the independent auditor has received pre-approval pursuant to this policy, it will require specific pre-approval by the Audit Committee.  Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will periodically review previously pre-approved services, based on subsequent determinations.

II.	DELEGATION

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair of the Audit Committee the authority to amend or modify the list of pre-approved non-audit services and fees.  The Chair will report action taken to the Audit Committee at its next scheduled meeting.  The Audit Committee may also delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to the Board generally.

III.	AUDIT SERVICES

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee.  The independent auditor will provide the Audit Committee with an engagement letter and fee proposal outlining the scope and cost of the audit services proposed to be performed during the fiscal year.  Once agreed to by the Audit Committee, the final engagement letter and fee proposal will be formally accepted.  The Audit Committee will then approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other matters.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services that only the independent auditor reasonably can provide.  The Audit Committee has pre-approved (i) statutory audits or financial audits for subsidiaries or affiliates of the Corporation, (ii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents, etc.), and assistance in responding to SEC comment letters, and (iii) consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting body (other than services that are “audit-related” services under SEC rules which have been separately pre-approved).  Other audit services that reasonably could be performed by someone other than the independent auditor must be separately pre-approved by the Audit Committee.

IV.	AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and that are traditionally performed by the independent auditor.  The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor, and has pre-approved audit-related services related to (i) internal control reviews and assistance with internal control reporting requirements, (ii) consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting body (other than services that are “audit” services under SEC rules which have been separately pre-approved), (iii) attest services not required by statute or regulation, and (iv) agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.  All other audit-related services must be separately pre-approved by the Audit Committee.

V.	TAX SERVICES

It is the preference of the Audit Committee for tax services such as tax compliance, tax planning and tax advice to be performed by an accountant other than the independent auditor.  However, if the Audit Committee believes that the independent auditor can provide tax services to the Corporation without impairing the auditor's independence, and the Audit Committee desires to retain the independent auditor for tax services, those services must be specifically pre-approved by the Audit Committee.  In no event will the Audit Committee permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI	ALL OTHER SERVICES

The Audit Committee may grant pre-approval to those permissible non-audit services classified as “all other” services that it believes are routine and recurring services, and would not impair the independence of the auditor.

A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1.  The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The initial pre-approval fee level shall be $30,000.

VIII.	SUPPORTING DOCUMENTATION

With respect to each proposed pre-approved service, the independent auditor will be required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

IX.	PROCEDURES

Except for the annual audit services engagement (the procedures for which are set forth in Section III above), all requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Executive Officer, and must include a joint statement as to whether, in their view, the request or application is permissible under all legal requirements and consistent with the SEC's rules on auditor independence.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

*  Provision of these non-audit services may be permitted if it is reasonable to conclude (without reference to materiality) that the results of these services will not be subject to audit procedures during the audit of the Corporation’s financial statements.

ANNUAL MEETING OF SHAREHOLDERS OF
99¢ ONLY STORES

September 23, 2008

PROXY
99¢ ONLY STORES
4000 UNION PACIFIC AVENUE
CITY OF COMMERCE, CALIFORNIA 90023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
99¢ ONLY STORES

The undersigned, a shareholder of 99¢ ONLY STORES, a California corporation (the  "Company"), hereby appoints David Gold and Eric Schiffer, and each of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company's 2008 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on September 23, 2008, and at any postponement or adjournment thereof, to vote and represent all of the shares of the Company which the undersigned is entitled to vote, as follows, and upon such other business as may properly come before the meeting or any postponement or adjournment thereof in accordance with their best judgment.

(PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

Item 1. ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the following nominees:				Item 2. RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM.
NOMINEES:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Jennifer Holden Dunbar Eric G. Flamholtz Lawrence Glascott	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	The Board of Directors recommends a vote FOR the adoption of this proposal. Proxies solicited by the Board of Directors will be voted for this proposal unless otherwise specified.	☐	☐	☐

David Gold Howard Gold	☐ ☐	☐ ☐	☐ ☐	Item 3. SHAREHOLDER PROPOSAL–SUBJECT ANY FUTURE POISON PILL TO A SHAREHOLDER VOTE.
Jeff Gold Marvin Holen Eric Schiffer Peter Woo	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	The Board of Directors recommends a vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be voted against this proposal unless otherwise specified.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that the proxy holder may lawfully do by virtue hereof. As to any business that may properly come before the Annual Meeting and at any postponement or adjournment thereof, the proxy holder is authorized to vote in accordance with his best judgment.

This Proxy will be voted in accordance with the instructions set forth above. This Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the directors named above, FOR the ratification of the Company’s independent registered accounting firm, AGAINST the shareholder proposal and as the proxy holder shall deem advisable on such other business as may come before the Annual Meeting, unless otherwise directed.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated July 28, 2008 relating to the Annual Meeting.

Signature(s) of Shareholder(s) (See Instructions Below)				Date:

Signature(s) of Shareholder(s) (See Instructions Below)				Date: